Exhibit 99.1

FOR IMMEDIATE RELEASE

Aspen Aerogels, Inc. Announces Release of Inaugural ESG Highlights Report

Commitment to Carbon Neutrality by 2035 in Scope 1 and Scope 2 Emissions

NORTHBOROUGH, Mass., July 29, 2022 — Aspen Aerogels, Inc. (NYSE: ASPN) (“Aspen” or the “Company”), a technology leader in sustainability and electrification solutions, today announced the release of its inaugural Environmental, Social and Governance (“ESG”) Highlights Report, which is available on the Company’s newly launched ESG webpage at https://ir.aerogel.com/esg/. Aspen’s ESG Highlights Report provides a comprehensive overview of the Company’s approach to sustainability, including its commitments around climate-conscious operations, environmentally responsible manufacturing, stakeholder engagement, corporate social responsibility, and strong governance practices, amongst other key topics related to its overall ESG strategy.

Highlights from Aspen’s inaugural ESG report include:

•	Stated commitment to carbon neutrality by 2035 in Scope 1 and Scope 2 emissions
•	Established ESG Steering Committee comprised of multi-disciplinary senior leaders, with oversight from the Board of Directors and its Nominating, Governance & Sustainability Committee
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Undertook ESG materiality assessment and identified nine key topics across three workstreams – sustainable products, green manufacturing and social responsibility – that will frame current and future ESG priorities and corresponding program activities

•	Initiated scoping of key performance indicators for ESG framework, which is designed to improve data management and reporting, as well as track future progress and benchmark improvements

Donald R. Young, President and Chief Executive Officer, noted, “The management team and the Board of Directors at Aspen Aerogels are proud to release our inaugural ESG Highlights Report. This report is the culmination of a company-wide effort to identify our most pressing ESG priorities and challenges, develop a comprehensive framework for operationalizing our ESG commitments and track our progress, and ultimately provide greater transparency to our stakeholders regarding our ESG journey. We believe we have a responsibility to make a positive impact on our communities and are committed to creating a corporate culture that pursues its mission with the highest standards of integrity. We respect and celebrate our employees by striving to create a diverse and inclusive environment.”

Mr. Young added, “Sustainability is at the very core of our products, which provide wide-ranging benefits to our customers in terms of both environmental impact and improved safety. We believe that our intrinsic product benefits, combined with continued improvements across our environmental and sustainability programs, employee and community engagement efforts, and ongoing commitment to sound governance practices, will put Aspen well on the path toward achieving our ESG goals.”

About Aspen Aerogels, Inc.

Aspen is a technology leader in sustainability and electrification solutions. The Company’s aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen’s PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle (“EV”) market. Aspen Battery Materials, the Company’s carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen’s Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company’s Cryogel® and Pyrogel® products are valued by the world’s largest energy infrastructure companies. Aspen’s strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform™ into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities. For more information, please visit www.aerogel.com.

Special Note Regarding Forward-Looking and Cautionary Statements

This press release and any related discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements, including statements relating to Aspen’s stated commitment to carbon neutrality by 2035 in its Scope 1 and Scope 2 emissions. These statements are not historical facts but rather are based on Aspen's current expectations, estimates and projections regarding Aspen's business, operations and other factors relating thereto, including with respect to Aspen's 2022 financial outlook. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” “assumes,” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements include statements regarding, among other things, Aspen's expectations about its long term growth strategy, future growth trajectory, revenue and operations; Aspen’s technology and alignment with broader trends in the EV market; opportunities presented by electrification; beliefs about the general strength, weakness or health of Aspen's business; and beliefs about current or future trends in EV thermal barrier, EV battery materials or other markets and the impact of these trends on Aspen's business. All such forward-looking statements are based on management's present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the following: an inability to create new product, partnership and market opportunities; the right of EV thermal barrier customers to cancel contracts with Aspen at any time and without penalty; any costs, expenses, or investments incurred by Aspen in excess of projections used to develop pricing under the contracts with EV thermal barrier customers; any failure of Aspen or PyroThin® to meet contractual specifications and requirements under contracts with EV thermal barrier customers; any failure of Aspen's products to meet applicable specifications and other performance, safety, technical and delivery requirements; the general economic conditions and cyclical demands in the markets that Aspen serves; and the other risk factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the Securities and Exchange Commission (“SEC”) on March 1, 2022, as well as any updates to those risk factors filed from time to time in our subsequent periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release. Aspen does not intend to update this information unless required by law.

Investor Relations Contact

Laura J. Guerrant-Oiye

VP, IR & Corporate Communications

Phone: (508) 691-1111 x 8

loiye@aerogel.com

Media Contact

Amy Damiano

VP, Marketing

Phone: (508) 691-1111 x 5

adamiano@aerogel.com